Exhibit 6(a)(1)

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2009, AT 10:03 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

(Originally Incorporated On November 3, 1980)

FIRST: The name of the corporation is New York Life Insurance and Annuity Corporation (hereinafter, the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in (i) the life, accident and health insurance and annuity business and business activities reasonably and necessarily incidental thereto and (ii) business activities reasonably relating to the management, supervision, servicing of and protection of its interests as to its lawful investments and to the full utilization of its facilities.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Twenty Thousand (20,000) shares of common stock, having a par value of Ten Thousand Dollars ($10,000) per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(A)	The election of directors shall be conducted in the manner prescribed in the By-Laws of the Corporation (hereinafter, the “By-Laws”) and need not be by ballot.

(B)	The Board of Directors shall have the power to adopt, amend or repeal By-Laws of the Corporation without the assent or vote of the stockholders except to the extent that any stockholder assent or vote is required by the By-Laws.

(C)	The Corporation may issue any or all of its policies or contracts either with participation or without participation in profits, savings, unabsorbed portions of premiums, or surplus, may classify the policies issued and perils insured on a participating or nonparticipating basis, and may determine the right to participate and the extent of participation of any class or classes of policies.

(D)	Only the officers of the Corporation shall have the power on its behalf to make or modify any contract of insurance. All insurance contracts shall be in writing. Oral contracts of insurance are prohibited.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: It shall be a qualification requirement for continued membership on the Board of Directors for each person who, at the time of election to the Board of Directors, is an employee of the Corporation or of any other Related Entity (as defined below), that such person maintain an employment relationship with the Corporation or any other Related Entity, and at such time as such person is not an employee of either the Corporation or any other Related Entity, such person shall automatically cease to be a director of the Corporation. Any person whose membership on the Board of Directors shall cease because of this provision shall nonetheless be eligible for reelection as a director. For the purposes of this provision, “Related Entity” means New York Life Insurance Company and each entity in which New York Life Insurance Company owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the equity securities having general voting power under ordinary circumstances to elect a majority of the members of the Board of Directors or similar governing body of such entity, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

The qualification provision provided in the preceding paragraph shall terminate, and be of no further force or effect, upon the adoption of a resolution by the Board of Directors declaring such termination advisable. The Secretary of the Corporation shall maintain a copy of such resolution at the principal executive offices of the Corporation, and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

EIGHTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

[Signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 1st day of May 2009.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:
	Name:	Catherine A. Marrion
	Title:	Vice President & Secretary

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